                                                                   Exhibit 10.13


EXECUTION COPY
                               SERVICES AGREEMENT

     The parties to this Services Agreement (this "Agreement"), dated as of April 5, 2000, are ZD Inc., a Delaware corporation ("ZD"), and Ziff Davis Publishing Inc., a Delaware corporation ("Buyer").

     Pursuant to the Purchase Agreement among ZD, ZD Holdings (Europe) Ltd. and Buyer, dated December 6, 1999 (the "Purchase Agreement"), Buyer has purchased certain print publications (the "Buyer Publications") and other assets as described in the Purchase Agreement (the "Business"). The Buyer Publications and the Business exclude the Computer Shopper print publication, its various special editions, including the edition published under the name eShopper, and any successor publication thereto (collectively, the "Publication").

     Prior to the purchase of assets pursuant to the Purchase Agreement, ZD provided to the Publication certain services described in Section 1 below (collectively, the "Services");

     ZD now desires to retain Buyer to provide the Services to ZD for the Publication, as ZD may request from time to time, and Buyer desires to provide such Services to ZD for the Publication.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein, the parties hereto agree as follows:

     SECTION 1. PERFORMANCE OF SERVICES; BUDGET.
                -------------------------------

     (a) Subject to the terms and conditions of this Agreement, Buyer shall perform for ZD the Services described on Schedule 1(a) attached hereto. As part of the Services, ZD shall be entitled to receive the benefit of all contractual arrangements which Buyer has in effect from time to time with third parties which relate to the functions described in Schedule 1(a) hereto, including, without limitation, the arrangements with Warner Publisher Services, for distribution; Centrobe, for fulfillment services; and Direct

Media, for list rental. Buyer shall also manage ZD's relationships under the arrangements with R.R. Donnelley & Sons, for printing and Bowater Newsprint for paper.

     (b) At least ninety (90) days prior to the end of each calendar year during the Term (as defined in Section 5), representatives of Buyer and ZD will meet to discuss and agree upon a budget for the following year for the Services to be performed by Buyer. Attached as Exhibit A is the budget for calendar year 2000, which has been agreed to by the parties. ZD will provide Buyer with reasonable detail as to the expected nature and extent of the Services desired to be used and Buyer will provide ZD with projected costs of such Services based on ZD's stated needs. ZD may notify Buyer of any changes to the nature or extent of the Services it desires to obtain during any budgeted year and Buyer will use its commercially reasonable efforts to accommodate ZD's request for increased or decreased use of the Services as specified by ZD. Buyer shall promptly (to the extent practicable) notify ZD of any material deviation from the budget and shall make any changes reasonably requested by ZD to remedy such deviation.

     SECTION 2. FEES; PAYMENT.
                -------------

     (a) ZD shall pay to Buyer in exchange for the Services, the cost, both out-of-pocket and an allocable portion (based on the allocation method described in the following sentence) of overhead of such Services (collectively, the "Usage Fees"), plus an annual payment of $5 million (such annual payment the "Annual Fee"). The allocation method will be specified in Schedule 2 but revised from time to time so as to not be any less favorable than the allocation method used to charge Buyer's Publications for such Services. Buyer shall provide to ZD all benefits of Buyer's third party arrangements such that the out of pocket costs charged to ZD shall be the same per unit (or other comparable metric) amounts as those applicable to the Buyer Publications.

     (b) The amounts payable for Services under this Agreement do not include any amounts for sales, use or similar taxes. If any such taxes are found at any time to be required to be paid, they will be added to the amounts payable by ZD pursuant to this Agreement.

     (c) Buyer shall send an itemized monthly invoice, in a format mutually agreed to by Buyer and ZD, to ZD for the Usage Fees resulting from Services provided by Buyer during the previous month and for one-twelfth of the Annual Fee for the ensuing month. Payment terms are net cash payable in full by ZD within the later of thirty (30) days after receipt of the invoice or forty-five
(45) days after the end of such previous month (the "Payment Due Date"). A late charge will be charged each month for any payments received by Buyer later than this Payment Due Date, except for payments which ZD disputes in good faith. The late charge will be determined by multiplying the outstanding balance by X/12 where (X) is the prime rate announced from time to time by the Bank of New York.

     (d) ZD shall have the right, on at least ten (10) days prior notice to Buyer, to examine or appoint an independent certified public accountant, who shall agree to hold all information confidential except in connection with any claim for ZD reimbursement hereunder, to examine and audit, at its own expense, not more than twice each calendar year, during normal business hours and for a reasonable duration, the relevant records of Buyer relating to calculation of the Usage Fees. If such audit uncovers an overpayment by ZD, Buyer shall promptly reimburse ZD in the amount of such overpayment and if the overpayment is five percent (5%) or greater of the amount that should properly have been charge for such period, Buyer shall also promptly reimburse ZD for the reasonable costs of such audit actually incurred by ZD.

     SECTION 3. DIRECTION AND CONTROL OF BUYER'S PERSONNEL.
                ------------------------------------------

     Buyer shall have the exclusive right to direct and control its employees providing the Services under the terms of this Agreement, free of any interference by

ZD (other than in respect of ZD's right, as the recipient of the Services, to specify the nature of the Services desired to be performed and the right to receive and approve strategies and materials created or to be distributed by such employees, in each case, specifically for the Publication). All of Buyer's personnel providing the Services herein shall be exclusively employees of Buyer or its affiliates, and Buyer shall have the sole right to determine their conditions of employment, their working hours, employment and vacation policies, seniority, promotions and assignments. Buyer will be solely responsible for compensation of such employees and for all withholding taxes, F.I.C.A. and F.U.T.A. taxes, unemployment insurance, workmen's compensation, and any other insurance and fringe benefits with respect to its employees. Buyer shall also have the exclusive rights to hire and fire any such personnel.

     SECTION 4. SERVICES TO BE RENDERED CONSISTENT WITH PAST PRACTICES. During
                ------------------------------------------------------
the Term (as defined in Section 5), Buyer shall in all material respects render the Services and otherwise assist ZD in connection with the Publication in a manner and of a quality consistent with past practice prior to the closing under the Purchase Agreement, including, among other things, providing the Services for the Publication in all respects with the same level of care and expertise as it provides similar service to the Buyer Publications.

     SECTION 5. TERM AND TERMINATION.
                --------------------

     (a) The term (the "Term") of this Agreement shall commence as of the date hereof and, unless earlier terminated pursuant to this Section 5, shall end on the third anniversary of the date hereof. Upon termination or expiration, all rights and obligations of each party hereunder shall cease as of the date of termination and any amounts owed by either party under this Agreement shall be paid in full in accordance with Section 2(c).

     (b) ZD may terminate this Agreement on at least ninety (90) days prior notice to Buyer for any reason or for no reason.

     (c) Either party may terminate this Agreement in the event that the other party is in material breach of such other party's obligations under this Agreement, unless such party is also in material breach of its obligations under this Agreement, (i) if the defaulting party has not cured the breach within fifteen (15) days after notice by the non-defaulting party specifying the nature of the breach, or (ii) if the breach is not amenable to cure, then immediately upon receipt of such notice by the defaulting party.

     (d) Either party may terminate this Agreement as permitted under Section 8 in the event of a force majeure that prevents or materially delays the performance by the other party of its obligations under this Agreement.

     (e) Sections 6, 7, and 9 through 11 shall survive termination or expiration of this Agreement. In addition, ZD's obligation to pay the Annual Fee until the third anniversary of the date of the Agreement shall survive early termination of this Agreement for any reason other than termination pursuant to Section 5(c) due to a breach by Buyer.

     SECTION 6. INDEMNIFICATION.
                ---------------

     (a) Buyer, will, at its expense, promptly reform or correct any Services which do not meet the requirements of this Agreement to the extent that such errors were caused by Buyer, its equipment, its employees or agents. Buyer shall not be responsible in any manner for any Services which do not meet the requirements of this Agreement to the extent that such Services are due to causes external to Buyer or otherwise beyond Buyer's control.

     (b) Buyer agrees to indemnify and hold ZD and its affiliates, successors and assigns harmless against and in respect of, and to pay any costs, damages, claims, losses, settlements, deficiencies, expenses and liabilities arising from
(A) Buyer's failure to have all rights, licenses, and/or approvals necessary to permit it to perform the Services and (B) the gross negligence or willful misconduct of Buyer, its employees or its agents; and (ii) any breach by Buyer, its employees or its agents of any of Buyer's obligations hereunder.

     (c) ZD agrees to indemnify and hold Buyer and its affiliates, successors and assigns harmless against and in respect of, and to pay any costs, damages, claims, losses, settlements, deficiencies, expenses and liabilities arising from
(i) any breach by ZD, its employees or its agents of any of ZD's obligations hereunder and (ii) any claims arising against Buyer relating to the Publication provided such claims do not result from the negligence or willful misconduct of Buyer, its employees or its agents.

     (d) The obligation of either party to provide indemnification under this Agreement shall be contingent upon the party seeking indemnification (i) providing the other party with prompt written notice of any claim for which indemnification is sought and (ii) cooperating fully with the other party and, so long as such other party acknowledges its obligations to indemnify the party seeking indemnification for such claim, allowing the other party to control the defense and settlement of such claim. The party seeking indemnification may not settle any such claim without the other party's prior consent, which consent shall not be unreasonably withheld. The party seeking indemnification shall have the right, at its own expense, to participate in the defense of any such claim.

     SECTION 7. CONFIDENTIALITY. Confidential or proprietary information
                ---------------
disclosed by either party to the other for the purposes of this Agreement which is clearly identified as such in writing or which the circumstances surrounding its disclosure indicate that it is confidential or proprietary (which shall include, without limitation, all circulation strategies and results for the Publication) shall not be disclosed to any third party and shall be protected by the recipient in the same manner and to the same degree that the recipient protects its own confidential information. Such information will be disclosed only to those employees of the recipient requiring access thereto in order to perform the party's obligations under this Agreement (it being understood that access in a manner consistent with past practice will be permitted) and shall not be used in any manner other than as specifically provided in this Agreement.

     SECTION 8. FORCE MAJEURE. Neither ZD nor Buyer shall be responsible for any
                -------------
failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control including, but not limited to, acts of God, fires, floods, wars, civil disturbances, sabotage, accidents, labor disputes (whether or not the employees' demands are reasonable and within the party's power to satisfy), governmental actions or transportation delays. Either party may terminate this Agreement without any liability to the other party, subject to Section 5(g), if such other party is substantially unable, as a result of any circumstance set forth in this Section, to perform its obligations under this Agreement for a continuous period of thirty (30) days or for thirty
(30) or more days during any sixty-day period.

     SECTION 9. NOTICES.
                -------

     (a) All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day, provided that each such notice, demand or other communication is also deposited within 24 hours thereafter with a reputable overnight courier service (charges prepaid) for delivery to the same Person or (iv) five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, to the parties at the following addresses:

If to ZD, addressed to:  ZD Inc.
                         28 East 28th Street
                         New York, New York 10016
                         Attention: Legal Department

With a copy to:              Sullivan & Cromwell
                             125 Broad Street
                             New York, NY 10004
                             Telephone: 212/558-4000
                             Facsimile: 212/558-3588
                             Attention: Alan J. Sinsheimer
                                        Jonathan A. Gluck

If to Buyer, addressed to:   Ziff Davis Publishing Inc.
                             c/o Willis Stein & Partners II, L.P.
                             227 West Monroe Street
                             Chicago, IL 60606
                             Attention: Daniel H. Blumenthal
                                        Avy H. Stein

With a copy to:              Kirkland & Ellis
                             200 E. Randolph Drive
                             57th Floor
                             Chicago, IL 60601
                             Telephone: 312/861-2000
                             Facsimile: 312/861-2200
                             Attention: John A. Weissenbach


or to such other address or addresses as may be specified from time to time in a notice given by such party as permitted under this Section 9(a).

     (b) Notwithstanding the foregoing, routine instructions, requests, directions and notices dealing with day to day operations under this Agreement may be given in such manner to such persons as may be agreed by the parties from time to time is reasonable and practicable.

     SECTION 10. SCHEDULES. The parties hereto acknowledge and agree that the
                 ---------
Schedules referenced herein and attached hereto are an integral part of this Agreement. Such Schedules are hereby incorporated by reference herein and made a part hereof.

     SECTION 11. MISCELLANEOUS.
                 -------------

     (a) This Agreement constitutes the entire Agreement between the parties with respect to the provision or performance of Services for ZD by Buyer, and is a complete allocation of risks between them as to the subject matter hereof. This Agreement supersedes and cancels all previous oral or written communications, negotiations, representations, undertakings and agreements heretofore made between the parties in respect to the subject matter hereof.

     (b) If any term or provision of this Agreement is held to be invalid or unenforceable by reason of any rule of law or public policy, then this Agreement shall be deemed amended to delete therefrom the term or provision held to be invalid or unenforceable, and all of the remaining terms and provisions of this Agreement shall remain in full force and effect.

     (c) This Agreement shall be interpreted, construed and governed under and by the laws of the State of New York, without regard to its choice of law rules. In connection with any proceeding arising from this Agreement or the transactions contemplated herein, the parties hereby irrevocably consent to the exclusive jurisdiction of any Federal court or state court located in New York, NY.

     (d) Except as expressly set forth herein, no person not a party hereto shall be a third-party beneficiary of any provision of this Agreement. Nothing contained herein shall be construed or deemed to confer any benefit or right upon any third party.

     (e) The failure of a party to insist upon strict or timely adherence to any term of this Agreement on any occasion shall not be construed a waiver, or deprive that party of the right thereafter to insist upon strict or timely adherence to that term or any other term of this Agreement.

     (f) The headings in this Agreement are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. No modification of this Agreement shall be effected by the acknowledgement or acceptance of any purchase order, acknowledgement or other forms containing terms or conditions at variance with or in addition to those set forth in this Agreement.

     (g) Neither this Agreement nor any provision hereof may be waived, released, discharged, abandoned, changed or modified in any manner, orally or otherwise, except by an instrument in writing signed by duly authorized officers or representatives of the parties.

     (h) Nothing in this Agreement shall be construed to place the parties in the relationship of partners, joint venturers, principal and agent, or employer and employee.

     (i) This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, taken together, shall constitute a single instrument.

     (j) Each party to this Agreement has reviewed and commented upon or fully participated in the preparation of this Agreement. In no event will any provision of this Agreement be interpreted to the disadvantage of any party based on such party's having been the draftsperson of such provision.

     (k) ZD may assign this Agreement to any entity acquiring all or substantially all of the Publication, provided that the assuming party executes documents reasonably acceptable to Buyer assuming all of ZD's obligations hereunder and ZD remains liable hereunder.

     (l) Buyer may assign this Agreement to any entity acquiring all or substantially all of Buyer's assets, provided that the assuming party executes documents reasonably acceptable to ZD assuming all of Buyer's obligations hereunder and Buyer remains liable hereunder.

                           (SIGNATURE PAGE TO FOLLOW)

ZIFF DAVIS PUBLISHING INC.                        ZD INC.


By: /s/ DANIEL H. BLUMENTHAL                      BY: /s/ J. MALCOLM MORRIS
   -------------------------                         -------------------------
Name:  Daniel H. Blumenthal                       Name:  J. Malcolm Morris
Title: President                                  Title: Senior Vice President

                                   EXHIBIT A

                                  2000 BUDGET
               (amounts to be paid only for the period after the
                     closing under the Purchase Agreement)


Production: annual budget of 300,000

Circulation: annual budget of $531,000

Benchmarks: annual budget of $167,000

                                   SCHEDULE 1

                              SERVICES DESCRIPTION
                              --------------------

(a) Services Description:

(1)  Production:  paper, printing, prepress operations (e.g., layout,
     ----------
     transmission of pages to the printer etc.) and other similar services.

(2)  Circulation: subscription acquisition services, newsstand placement and
     -----------
     management services, list rental management, fulfillment services, relationships with wholesalers. This includes contractual arrangements with, among other parties, third party subscription agents and national distributors.

(3)  Distribution: postal service, trucking and other transportation services.
     ------------

(4)  Benchmarks: access to all Benchmark products and services and access to and
     ----------
     participation in the Benchmark intranet Test Site for the Publication, and computershopper.com, and membership in all Benchmark advisory committees on the same basis as the Buyer Publications. ZD shall be exempt from compliance with the benchmark disclosure requirements to the same extent waived for the Buyer Publications.

                                   SCHEDULE 2

                               ALLOCATION METHOD
                               -----------------

The Allocation method will be agreed to by the parties hereto from time to time.